UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2011

SPIRIT AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35186	38-1747023
(Commission File Number)	(IRS Employer Identification Number)

2800 Executive Way

Miramar, Florida 33025

(Address of principal executive offices, including Zip Code)

(954) 447-7920

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2011, Spirit Airlines, Inc. (“Spirit” or the “Company”) named Tony Lefebvre its Senior Vice President and Chief Operating Officer, effective immediately. In connection with this appointment, Spirit modified its employment arrangements with Mr. Lefebvre, increasing his base salary to $300,000 per year and awarding him 20,000 stock options at an exercise price of $12.00, the closing price of the Company’s shares of common stock on June 20, 2011. The stock options were granted on the Company’s standard terms for options awards, including a 10-year term and vesting of 25% on each of the first four anniversaries of the grant date.

Mr. Lefebvre, age 42, replaces Kenneth McKenzie in the COO role. Mr. McKenzie has accepted a position with Airbus North America. Mr. McKenzie will remain with the Company until July 15, 2011 to assist with the transition.

Prior to joining Spirit in 2005, Mr. Lefebvre served for three years as Managing Director, Europe for US Airways, where his responsibilities covered airport operations, sales and marketing in that region. Prior to that position, he was Managing Director, Cargo for four years, responsible for US Airways’ worldwide cargo business.

Item 7.01	Regulation FD Disclosure

On June 20, 2011, the Company distributed a press release covering the appointment of Mr. Lefebvre as Senior Vice President and Chief Operating Officer and the planned departure of Mr. McKenzie, which press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated June 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2011	SPIRIT AIRLINES, INC.

	By:	/s/ Thomas Canfield
Name: Thomas Canfield
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 20, 2011.